EXHIBIT 10.44

OASIS PETROLEUM INC.
AMENDED AND RESTATED
2010 LONG TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT
This Phantom Unit Award Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth in the Phantom Unit Award Grant Notice (“Notice of Grant”) by and between Oasis Petroleum Inc., a Delaware corporation (the “Company”), and you (“you” or “Service Provider”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Notice of Grant or the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan (the “Plan”), as applicable.
WHEREAS, the Company has adopted the Plan under which the Company is authorized to grant Other Stock-Based Awards (including Awards valued by reference to the value of securities of, or the performance of, subsidiaries of the Company) to Eligible Persons, including certain employees and service providers of the Company;
    WHEREAS, the Company, in order to induce you to enter into and to continue to dedicate service to the Company and its subsidiaries, including Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”) and to materially contribute to the success of the Company and the Partnership, agrees to grant you an Award of phantom units (“Phantom Units”), the value of which is equal to the value of the common units (“Units”) of the Partnership (the “Phantom Unit Award”);
    WHEREAS, a copy of the Plan and the Notice of Grant have both been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein; and
    WHEREAS, you desire to accept the Phantom Unit Award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services to the Company and the Partnership, an Award consisting of the aggregate number of Phantom Units set forth in the Notice of Grant in accordance with the terms and conditions set forth in this Agreement, the Notice of Grant, and the Plan, whereby each Phantom Unit represents the right to receive a cash payment equal to the value of one Unit on the date the Forfeiture Restrictions expire with respect to such Phantom Unit.
2.Phantom Unit Account. The Company shall establish and maintain a bookkeeping account on its records for you (a “Phantom Unit Account”) and shall record in such Phantom Unit Account:

(a) the number of Phantom Units granted to you, (b) the amount deliverable to you at settlement on account of Phantom Units that have vested and (c) the amount of any distribution equivalent rights credited to you in accordance with Section 4 hereof. You shall not have any interest in any fund or specific assets of the Company or the Partnership by reason of this Award or the Phantom Unit Account established for you.
3.Rights of Service Provider. No Units shall be issued to you at the time the grant is made, and you shall not be, nor have any of the rights and privileges of, a shareholder of the Company or a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. You shall have no voting rights with respect to the Phantom Units.
4.Distribution Equivalent Rights. The Company hereby grants to you the right to receive an amount in cash with respect to each Phantom Unit granted pursuant to this Agreement equal in value to the distributions made by the Partnership with respect to a Unit during the period such Phantom Unit remains outstanding (“DERs”). The DERs awarded to you under this Section 4 shall be subject to the same vesting schedule as the Phantom Unit to which it relates and shall be paid to you in cash on the date that the Phantom Unit to which it relates is settled in accordance with Section 9 hereof. No interest shall be payable or otherwise owed with respect to such DERs for the period of time beginning on the date a distribution is paid to the Partnership’s unitholders and ending on the date the DERs are paid to you pursuant to this Agreement. Any DERs which relate to a Phantom Unit that do not become vested shall be forfeited at the same time the related Phantom Unit is forfeited.
5.Restrictions; Forfeiture. Except as provided in the Plan, the Phantom Unit award is restricted in that it may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 of this Agreement and as described in the Notice of Grant. The Phantom Unit Award is also restricted in the sense that it may be forfeited to the Company (the “Forfeiture Restrictions”) as described in Section 7 of this Agreement.
6.Expiration of Restrictions and Risk of Forfeiture. The Forfeiture Restrictions will expire and the Phantom Unit Award will become nonforfeitable as set forth in the Notice of Grant, provided that you remain a service provider to the Company or its Affiliates continuously from the Date of Grant until the applicable dates set forth therein.

7.	Terminations of Services.
a.    Termination Generally. Except as otherwise provided in the Notice of Grant and subject to Section 7(b) below, if your service relationship with the Company or any of its Affiliates is terminated for any reason, then the portion of the Phantom Unit Award (and any associated DERs) for which the Forfeiture Restrictions have not lapsed as of the date of termination shall become null and void and such Phantom Units shall be forfeited. The portion of the Phantom Unit Award for which the Forfeiture Restrictions have lapsed as of the date of such termination shall not be forfeited.
b.    Effect of Employment Agreement or Plan. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between Section 7(a) and the terms of (i)

any employment agreement entered into by and between you and the Company or its Affiliates, (ii) the Oasis Petroleum Inc. Executive Change in Control and Severance Benefit Plan, to the extent you are a participant, or (iii) any similar or successor plan, to the extent you are a participant, the terms of such applicable agreement or plan shall control to the extent such agreement or plan addresses the Phantom Unit Award.
8.Leave of Absence. With respect to the Phantom Unit Award, the Company may, in its sole discretion, determine that if you are on a leave of absence for any reason, you will be considered to still be a service provider to the Company or its Affiliates; provided, that rights to the Phantom Unit Award during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
9.Settlement Date; Manner of Settlement. Promptly following the expiration of the Forfeiture Restrictions and upon receipt by the Company of any tax withholding as may be required pursuant to Section 10, but in no event later than the first March 15 following the date the Forfeiture Restrictions expire with respect to a Phantom Unit, the Company shall deliver to you an amount of cash in an amount equal to the sum of (i) the product of (a) the number of Phantom Units as to which the Forfeiture Restrictions have lapsed and (b) the Fair Market Value of a Unit on the day prior to the vesting date, and (ii) the DERs that relate to the Phantom Units as to which the Forfeiture Restrictions have lapsed. The amounts deliverable pursuant to this Section 9 shall not bear any interest owing to the passage of time. For purposes of this Section 9, “Fair Market Value” means, on any relevant date, the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs (or, if there is no trading in the Units on such date, on the next preceding day on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If the Units are not traded on a national securities exchange or other market at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in good faith using a “reasonable application of a reasonable valuation method” within the meaning of Section 409A (specifically, Section 1.409A-1(b)(5)(iv)(B) of the Treasury regulations).
10.Payment of Taxes. The Company may require you to pay to the Company (or a Company Affiliate if you are a service provider to a Company Affiliate) an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Phantom Unit Award. With respect to any required tax withholding, the Company (or its Affiliate) will withhold from the amount deliverable to you under this Agreement the amount necessary to satisfy the Company’s (or its Affiliate’s) obligation to withhold taxes.
11.Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement shall be subject to any clawback policy adopted by the Company, including any such policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission, and including any such clawback policies adopted with retroactive effect.

12.Right of the Company and its Affiliates to Terminate Services. Nothing in this Agreement confers upon you the right to continue as a service provider for the Company or its Affiliates, or interfere in any way with the rights of the Company or its Affiliates to terminate your service relationship at any time.
13.Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
14.No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Unit Award.
15.Executions of Receipts and Releases. Any payment of cash or other property to you, or to your legal representative, heir, legatee or distributee in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
16.No Guarantee of Interests. The Board and the Company do not guarantee the Phantom Units from loss or depreciation.
17.Company Records. Records of the Company or its Affiliates regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
18.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the Person to whom it is properly addressed or if earlier, the date it is sent via certified United States mail or reputable overnight delivery service (charges prepaid).
19.Waiver of Notice. Any Person entitled to notice hereunder may waive such notice in writing.
20.Successors. The Company may assign any of its rights under this Agreement without your consent. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement and the Forfeiture Restrictions shall be binding upon and enforceable against you and your beneficiaries, executors, administrators and the person(s) to whom the Phantom Unit Award may be transferred by will or the laws of descent or distribution.
21.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
22.Company or Committee Action. Any action required of the Company shall be by resolution of the Board or Committee or by a Person or entity authorized to act by resolution of the Board or Committee.
23.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
24.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.
25.Consent to Jurisdiction and Venue. You hereby consent and agree that state courts located in Harris County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company (or its Affiliate) arising in connection with the Phantom Unit Award or this Agreement. In any dispute with the Company (or its Affiliate), you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
26.Amendment. This Agreement may be amended by the Board or by the Committee at any time in a manner consistent with Section 10(c) of the Plan.
27.Terms of Agreement. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in this Agreement, the Plan, and the Notice of Grant. Except as provided in Section 7(b) of this Agreement, together, the Agreement, Plan, and Notice of Grant constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.